Exhibit 3.1
UDR, INC.
ARTICLES OF AMENDMENT
UDR, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The Charter of the Corporation (the “Charter “) is hereby amended as follows:
Article V, Section 5.1 of the Charter is amended in its entirety to read as follows:
Section 5.1 Authorized Shares. The Corporation shall have authority to issue 350,000,000 shares of Common Stock having a par value of $0.01 per share (“Common Stock”), 50,000,000 shares of preferred stock without par value (“Preferred Stock”) and 300,000,000 shares of Excess Stock having a par value of $0.01 per share. The aggregate par value of all authorized shares of stock having par value is $6,500,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 5.2(b) or Section 5.3, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, as the case may be, so that the aggregate number of shares of all classes that the Corporation has authority to issue shall not be more than the total number of shares set forth in the first sentence of this Article V. To the extent permitted by Maryland law, the Board of Directors (“Board”), with the approval of a majority of the entire Board and without any action by the stockholders, may amend this Charter from time to time to (a) increase or decrease the aggregate number of shares of stock of the Corporation, (b) increase or decrease the number of shares of any class or series that the Corporation has authority to issue, or (c) classify or reclassify any unissued shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares.
SECOND: The foregoing amendment to the Charter has been approved by a majority of the entire Board of Directors of the Corporation and the amendment is limited to changes expressly authorized by the Maryland General Corporation Law to be made without action by the stockholders.
THIRD: The undersigned Senior Vice President and Chief Financial Officer of the Corporation, and the undersigned Senior Executive Vice President and Secretary of the Corporation, acknowledge these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Senior Vice President and Chief Financial Officer of the Corporation, and the undersigned Senior Executive Vice President and Secretary of the Corporation, acknowledge that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.
IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and Chief Financial Officer and attested to by its Senior Executive Vice President and Secretary on this 30th day of August, 2011.

UDR, INC., a Maryland corporation
By:	/s/ David L. Messenger
David L. Messenger
Senior Vice President and Chief Financial Officer

Attest: August 30, 2011

By:	/s/ Warren L. Troupe Warren L. Troupe Senior Executive Vice President and Secretary